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BAKER HUGHES ANNOUNCES RETIREMENT OF CHIEF OPERATING OFFICER

HOUSTON, October 29, 2003 -- Baker Hughes Incorporated (NYSE: BHI; PCX; EBS) announced today that Andrew J. Szescila, 56, Baker Hughes' senior vice president and chief operating officer, has elected to retire effective December 31, 2003, following 33 years of service.

"Andy has made many significant contributions to the success of Baker Hughes during his distinguished career", said Michael E. Wiley, chairman, president and chief executive officer. "His broad experience and knowledge has been instrumental in establishing the company's `Best-in-Class' position in our core oilfield services businesses. We thank Andy for his leadership and dedication."

Since joining Baker Hughes in 1970, he has served in a variety of positions including president of Baker Service Tools, president of Hughes Tool Company and most recently he has had executive responsibility for all of the major operating divisions of the company.

One of the priorities of the company's succession planning and senior leadership development for the last two years has been to prepare for Andy's retirement and an orderly transition.

Effective with Andy's departure from active service, the division presidents that formerly reported to Andy will report directly to Michael E. Wiley.

Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.

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                       NOT INTENDED FOR BENEFICIAL HOLDERS

Contact:
Gary R. Flaharty (713) 439-8039
gary.flaharty@bakerhughes.com
Kyle J. Leak (713) 439-8042
kyle.leak@bakerhughes.com


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